Exhibit 99.3

Item 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s market risk is confined to interest rate exposure of its and its wholly owned subsidiaries’ debt obligations that bear interest based on floating rates. The original senior credit facility provided for and the Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the prior term facility bore and the Term Facility bear interest, at Regal Cinemas’ option, at either an adjusted Eurodollar rate (as defined in the Amended Senior Credit Facility) or the base rate plus, in each case, an applicable margin.

During 2004 and 2005, Regal Cinemas entered into five distinct hedging relationships via five separate interest rate swap agreements with final maturity terms ranging from three to five years for the purpose of hedging an aggregate of approximately $1,100.0 million of its variable rate debt obligations. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each and require Regal Cinemas to pay interest at a fixed rate of 4.944% and receive interest at a variable rate. These interest rate swaps were designated to hedge approximately $200.0 million of variable rate debt obligations. On June 30, 2008, two of our interest rate swaps designated to hedge $300.0 million of variable rate debt obligations matured. On October 3, 2008, an interest rate swap agreement designed to hedge approximately $100.0 million of variable rate debt obligations effectively terminated. Under the terms of the remaining three interest rate swap agreements (which hedge an aggregate of approximately $700.0 million of variable rate debt obligations as of January 1, 2009), Regal Cinemas pays interest at various fixed rates ranging from 4.15%—4.994% and receives interest at a variable rate based on the 3-month LIBOR. Please refer to Note 14 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

As of January 1, 2009 and December 27, 2007, borrowings of $1,661.8 million and $1,683.0 million, respectively, were outstanding under the Term Facility and the prior term facility, respectively, at an effective interest rate of 4.42% (as of January 1, 2009) and 6.09% (as of December 27, 2007), after the impact of the interest rate swaps is taken into account. A hypothetical change of 10% in the Company’s effective interest rate under the Term Facility as of January 1, 2009, would increase or decrease interest expense by $7.4 million for the fiscal year ended January 1, 2009.